Exhibit 10.35

Avista Corporation
Non-Employee Director Compensation - 2013

Directors who were not employees of the Company received an annual retainer of $116,000, of which a minimum of $48,000 is paid in Company common stock each year. Directors have the option of taking the remaining $68,000 in cash, stock or a combination of both cash and stock. The cash portion of the retainer is paid quarterly. Directors were also paid $1,500 for each meeting of the Board or any Committee meeting of the Board. Directors who served as Board Committee Chairs received an additional $5,000 annual retainer, with the exception of the Audit Committee Chair, who received an additional $10,000 annual retainer and the Compensation Committee Chair, who received an additional $9,000 annual retainer. The Lead Director received an additional annual retainer of $15,000.

In addition, any non-employee director who served as director of a subsidiary of the Company received from the Company a $15,000 annual retainer and a meeting fee of $1,500 for each subsidiary Board meeting and Committee meeting the director attended. The Audit Committee Chair of a subsidiary received an additional annual chair retainer of $10,000. Directors Anderson, Blake, Burke and Kelly hold Board positions with a subsidiary of the Company.

Each year, the Governance Committee reviews all components of directors’ compensation. During 2013, the Governance Committee engaged Meridian to assist in this review. The information provided by Meridian was used to compare the Company’s current director compensation with peer companies in the utility industry and general industry companies of similar size. The companies comprising the Director Peer Group are those companies in the S&P 400 Utilities Index, as well as NorthWestern Energy, Northwest Natural Gas Company, and Portland General Electric Company.

At its September 6, 2013 meeting, the Board reviewed survey results from Meridian regarding current pay practices for director compensation. The Board determined that there would be no increase in the directors’ annual retainer, but did approve an increase in the retainer for the Lead Director from $15,000 to $20,000, the Audit Committee Chair from $10,000 to $13,000, the Compensation & Organization Committee Chair from $9,000 to $10,000, the Finance Committee Chair, the Energy, Environmental & Operations Committee Chair and the Corporate Governance/Nominating Committee Chair from $5,000 to $7,500

Each director is entitled to reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board or its Committees and related activities, including director education courses and materials. These expenses include travel to and from the meetings, as well as any expenses they incur while attending the meetings.

The Company has a minimum stock ownership expectation for all Board members. Directors are expected to achieve a minimum investment of $236,000 or 11,000 shares, whichever is less, in Company common stock within four years of their becoming Board members and are expected to retain at least that level of investment during their tenure as Board members. Shares that have previously been deferred under the former Non-Employee Director Stock Plan count for purposes of determining whether a director has achieved the ownership expectation.

The ownership expectation illustrates the Board’s philosophy of the importance of stock ownership for directors to further strengthen the commonality of interest between the Board and shareholders. The Governance Committee annually reviews director holdings to determine whether they meet ownership expectations. All directors currently comply based on their years of service completed on the Board.

There were no annual stock option grants or non-stock incentive plan compensation payments to directors for services in 2013 and none are currently contemplated under the current compensation structure. The Company also does not provide a retirement plan or deferred compensation plan to its directors.